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                                                                       EXHIBIT B



                        AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (the "Plan of Merger") is made and entered into as of September 22, 1998, between St. Francis Capital Corporation, a Wisconsin corporation ("Acquiror"), and Reliance Bancshares, Inc., a Wisconsin corporation (the "Company"). Acquiror and the Company are hereinafter sometimes collectively referred to as the "Constituent Corporations."


                                  RECITALS

         Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. As of the date hereof, the authorized capital stock of Acquiror consists of 12,000,000 shares of common stock, $.01 par value per share ("Acquiror Common Stock"), of which 5,186,683 shares were issued and outstanding at June 30, 1998; and 6,000,000 shares of Preferred Stock, $1.00 par value per share, of which none are outstanding as of the date hereof.

         The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin. As of the date hereof, the authorized capital stock of the Company consists of 6,000,000 shares of Company common stock, $1.00 par value per share ("Company Common Stock"), of which 2,562,344 shares were issued and 2,403,701 more outstanding at June 30, 1998; and 2,000,000 shares of Preferred Stock, $1.00 par value per share, of which none are outstanding as of the date hereof.

         Acquiror and the Company have entered into an Agreement and Plan of Reorganization, dated June 30, 1998 (the "Agreement"), setting forth certain representations, warranties, covenants and agreements in connection with the transactions therein and herein contemplated and which contemplates the merger of the Company with and into Acquiror (the "Merger") in accordance with this Plan of Merger.

         Immediately following the Merger or as soon as practicable thereafter, Acquiror and the Company intend that Reliance Savings Bank, a wholly-owned subsidiary of the Company (the "Merging Bank"), shall merge (the "Bank Merger" and such transaction together with the Merger, the "Reorganization") with and into St. Francis Bank, F.S.B., a wholly-owned subsidiary of Acquiror ("Acquiror-Bank").

         The respective Boards of Directors of the Company and Acquiror deem the Merger advisable and in the best interest of each such corporation and their respective shareholders. The respective Boards of Directors of the Company and Acquiror, by resolutions duly adopted, have approved the Agreement and Plan of Merger and the transactions contemplated thereby and hereby, and the Agreement and Plan of Merger have been submitted to and approved by the requisite vote of the Company's shareholders.

         Therefore, in consideration of the premises and the mutual covenants and agreements contained herein, Acquiror and the Company hereby covenant and agree as follows:


                                  ARTICLE I

         1.01 Merger of the Company into Acquiror. The Company shall be merged with and into Acquiror at the Effective Time (as defined in Section 1.02) in accordance with the applicable provisions of the Wisconsin Business Corporation Law (the "WBCL") and on the terms and subject to the conditions contained in the Agreement. Simultaneously with the effectiveness of the Merger, (a) the separate existence of the Company shall cease, and (b) Acquiror, as the surviving corporation (the "Surviving Corporation"), shall continue to exist under and be governed by the WBCL.





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         1.02    Effective Time.  The Merger shall be consummated upon the
filing of appropriate Articles of Merger with the Wisconsin Department of Financial Institutions ("WDFI") in the form and manner required by the WBCL. The close of business on the date on which such Articles of Merger shall have been filed is herein referred to as the "Effective Time," unless some other date is agreed upon by Acquiror and the Company. Unless otherwise mutually agreed upon in writing by the parties, and subject to the terms and conditions hereof, the Effective Time shall occur on the Closing Date (as defined in Section 12.01 of the Agreement) or the next succeeding business day thereafter.

         1.03    Effect of the Merger.  Upon the Effective Time:

                 (a) The separate existence of the Company shall cease and be merged with and into Acquiror, as the Surviving Corporation, which shall possess all of the rights, privileges, immunities, powers and franchises of a public as well as of a private nature, and shall be subject to all of the restrictions, disabilities and duties, of each of the Company and Acquiror; and all singular rights, privileges, immunities, powers and franchises of each of the Company and Acquiror, and all property, real, personal and mixed, and all debts due to either the Company or Acquiror in whatever amount, including subscriptions to shares, and all other things in action or belonging to each of the Company and Acquiror shall be vested in the Surviving Corporation; and all property, rights, privileges, immunities, powers and franchises, and all and every interest, shall be thereafter as effectually the property of the Surviving Corporation as they were of the Company and Acquiror and the title to any real estate, or interest therein, vested by deed or otherwise, in either of the Company and Acquiror shall not revert or be in any way impaired by reason of the Merger.

                 (b) All rights of creditors and all liens upon any property of the Company or Acquiror shall be preserved unimpaired and all debts, liabilities and duties of the Company or Acquiror shall thenceforth attach to the Surviving Corporation and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by it, provided, however, that all such liens shall attach only to those assets to which they were attached prior to the Effective Time.

                 (c) Any action or proceeding, whether civil, criminal or administrative, instituted, pending or threatened by or against either the Company or Acquiror or relating to their assets, liabilities or shares of common stock shall be prosecuted as if the Merger had not taken place, and the Surviving Corporation may be substituted as a party in such action or proceeding in place of the Company.

         1.04 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of the Agreement and this Plan of Merger, the Company and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of the Agreement and this Plan of Merger; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.


                                 ARTICLE II

         2.01 Name. The name of the Surviving Corporation shall be "St. Francis Capital Corporation."

         2.02 Articles of Incorporation. The Articles of Incorporation of Acquiror, as in effect immediately prior to the Effective Time shall, from and after the Effective Time, be and continue to be the Articles of Incorporation of the Surviving Corporation until the same are duly amended in accordance with applicable law.





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         2.03    Bylaws.  The Bylaws of Acquiror, as in effect immediately
prior to the Effective Time shall, from and after the Effective Time, be and continue to be the Bylaws of the Surviving Corporation until the same are amended as provided therein or provided in the Articles of Incorporation of the Surviving Corporation.

         2.04 Officers and Directors. On and after the Effective Time, the officers and directors of the Surviving Corporation shall be the persons serving in such positions of Acquiror immediately prior to the Effective Time.


                                 ARTICLE III

         3.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or the holder of any of the following securities, the shares of Acquiror and the Company shall be converted as follows:

                 (a) Each share of the common stock, $.01 par value per share ("Acquiror Common Stock"), of Acquiror issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged after the Merger; and

                 (b) Each share of the common stock, $1.00 par value per share ("Company Common Stock"), of the Company issued and outstanding immediately prior to the Effective Time (other than any shares held by the Company as treasury shares or owned by Acquiror or any of its wholly-owned subsidiaries, but in each case other than Trust Account Shares or DPC Shares (each as defined below), which shall be canceled, and other than any Dissenting Shares (as defined in Section 3.05(a) hereof)) shall cease to be outstanding and shall be converted into and become, as the holder thereof shall elect or be deemed to have elected pursuant to Section 3.02(f) but subject to all the provisions of
         Section 3.02(g), (h) and (i) hereof;

                          (1) The right to receive an amount in cash (the "Per Share Cash Distribution") equal to:

                                  (a)      $10.00, if the Acquiror Average
                          Stock Price as calculated herein is between $32.41 and $40.00;

                                  (b)      an amount equal to .250 of the
                          Acquiror Average Stock Price, if the Acquiror Average Stock Price as calculated herein is between $40.01 and $42.00;

                                  (c)      $10.50, if the Acquiror Average
                          Stock Price as calculated herein is between $42.01 and $45.74;

                                  (d)      an amount equal to .2295 of the
                          Acquiror Average Stock Price, if the Acquiror Average Stock Price as calculated herein is $45.75 or more;

                                  (e)      If the Acquiror Average Stock Price
                          is $32.40 or less, then the Acquiror has the option of completing the Merger using a Per Share Cash Distribution of $10.00 or terminating the Agreement pursuant to Section 10.01(e) of the Agreement; or

                          (2) the right to receive the following (the "Per Share Stock Distribution):

                                  (a) if the Acquiror Average Stock Price as
                          calculated hereunder is between $32.41 and $40.00, a fractional share of Acquiror Common Stock as determined by a fraction the numerator of which is $10.00 and the denominator of which is the Acquiror Average Stock Price;

                                  (b)  if the Acquiror Average Stock Price is
                          between $40.01 and $42.00, .250 shares of Acquiror Common Stock;





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                                  (c)  if the Acquiror Average Stock Price is
                          between $42.01 and $45.74 per share, a fractional share of Acquiror Common Stock as determined by a fraction the numerator of which is $10.50 and the denominator of which is the Acquiror Average Stock Price;

                                  (d)  if the Acquiror Average Stock Price is
                          $45.75 or more, .2295 shares of Acquiror Common
                          Stock;

                                  (e)  if the Acquiror Average Stock Price is
                          $32.40 or less, then the Acquiror has the option of completing the Merger using a modification of the Per Share Stock Distribution equal to a fractional share of Acquiror Common Stock as determined by a fraction the numerator of which is $10.00 and the denominator of which is the Acquiror Average Stock Price or terminating the Agreement pursuant to the provisions of Section 10.01(e) of the Agreement.

                 (c) If subsequent to the date of this Agreement but prior to the Effective Time, Acquiror should split or combine its common stock, or pay a dividend or other distribution in such common stock, then the Per Share Stock Distribution shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

                 (d) "Acquiror Average Stock Price" means the average (rounded to the nearest whole cent) of the last sale price of the day of one share of Acquiror Common Stock as reported in The Wall Street Journal for the ten consecutive trading days ending on the fifth business day preceding the Effective Time, or in the absence of such report for any trading day in The Wall Street Journal, the last sale price reported for such trading day by NASDAQ, the automated quotation system of the National Association of Securities Dealers, Inc., or in the absence thereof the mean of the reported closing bid and asked quotations on such trading day as reported in The Wall Street Journal or in the absence thereof, by NASDAQ; or in the absence thereof from such other source upon which Acquiror and the Company shall mutually agree.

                 (e) At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock and all shares of Company Common Stock that are owned directly or indirectly by Acquiror or the Company or any of their respective wholly-owned subsidiaries (other than shares of Company Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Acquiror Common Stock which are similarly held, whether held directly or indirectly by Acquiror or the Company or any of their respective wholly-owned subsidiaries, as the case may be, being referred to herein as "Trust Account Shares"), and other than any shares of Company Common Stock held by Acquiror or the Company or any of their respective wholly-owned subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Acquiror Common Stock which are similarly held, whether held directly or indirectly by Acquiror or the Company or any of their respective wholly-owned subsidiaries, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no stock of Acquiror or other consideration shall be delivered in exchange therefor. All shares of Acquiror Common Stock that are owned by the Company or any of its wholly- owned subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Acquiror.

                 (f) There shall be included with each share of Acquiror Common Stock issued in the Merger an equal number of any share purchase rights (the "Rights") issued pursuant to the Rights Agreement (as defined in Section 2.03 of the Agreement). All references in this Merger Agreement to Acquiror Common Stock to be received pursuant to the Merger should be deemed to include the Rights.

         3.02    Election Procedures.

                 (a) On a date at least 30 days prior to the anticipated Closing Date or on such other date as the Company and Acquiror may mutually agree ("Mailing Date"), the Exchange Agent (as defined below) shall mail to each holder of record of the Company Common Stock, as of three business days prior to the Mailing Date, an election form, a letter of transmittal (which shall specify that delivery shall be effected,





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         and risk of loss and title to certificates previously representing the
         Company Common Stock shall pass only upon delivery of such certificate to the Exchange Agent) and other appropriate transmittal materials ("Election Form"). "Exchange Agent" means Firstar Trust Co. or such other bank or trust company selected by Acquiror, and acceptable to the Company, to effect the exchange of certificates. The Mailing Date may be the date of mailing of the Proxy Statement/Prospectus, as defined in Section 6.01 of the Agreement.

                 (b) An Election Form shall specify the method by which the amount of the Per Share Cash Distribution will be calculated and the method by which the Per Share Stock Distribution will be calculated, and shall permit holders (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation), except for the Reliance Savings Bank Employee Stock Ownership Plan (the ESOP") which shall receive the Per Share Cash Distribution in exchange for its shares of Company Common Stock, to elect to receive (A) the Per Share Cash Distribution with respect to a specified number of shares of Company Common Stock (the "Cash Election Shares"), (B) the Per Share Stock Distribution with respect to a specified number of shares of Company Common Stock (the "Stock Election Shares"), or (C) indicate that such holder makes no election with respect to a specified number of shares of Company Common Stock (the "No Election Shares"). Each holder of shares of Company Common Stock may elect to receive either the Per Share Cash Distribution or the Per Share Stock Distribution for each share of Company Common Stock held. However, each individual beneficial owner of shares of Company Common Stock may only choose a combination of the Per Share Cash Distribution and the Per Share Stock Distribution relating to all of the shares of Company Common Stock beneficially owned by him, her or it, if he, she or it chooses the Per Share Stock Distribution for a sufficient number of shares to result in the issuance of at least 50 shares of Acquiror Common Stock. If the Exchange Agent determines that the above share limit has not been complied with, the shares of Company Common Stock to which the improper election has been made shall be deemed No Election Shares.

                 (c) Any shares of Company Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined below), have made such an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No Election Shares. "Election Deadline" means 4:00 p.m., Milwaukee time, on a day 30-45 days following the Mailing Date, but which also shall be at least one business day prior to the date of the Shareholders Meeting (as defined in Section 5.01 of the Agreement). Acquiror shall make an Election Form available to all persons who become holders of Company Common Stock between the date three business days prior to the Mailing Date and the close of business on the day prior to the Election Deadline, and the Company will provide to the Exchange Agent in a timely manner all information necessary to comply with this provision.

                 (d) Any Dissenting Shares shall be deemed Cash Election Shares, and with respect to such shares, the holders thereof shall in no event be deemed to hold Stock Designee Shares (defined below).

                 (e) Any election as between the Per Share Cash Distribution or the Per Share Stock Distribution shall have been properly made only if the Exchange Agent shall have received a properly completed Election Form by the Election Deadline. An Election Form will be properly completed only if accompanied by certificates representing all shares of the Company Common Stock covered thereby. An Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent, provided such notice is received by the Exchange Agent at or prior to the Election Deadline. All Election Forms shall be deemed revoked if the Exchange Agent is notified in writing by Acquiror or the Company that this Agreement has been terminated. The certificate or certificates representing the Company Common Stock relating to any revoked Election Form shall be promptly returned without charge to the person submitting such Election Form to the Exchange Agent. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

                 (f) The aggregate amount of consideration, including amounts payable in respect of Dissenting Shares and amounts paid in lieu of fractional shares ("Consideration"), to be received by the Company shareholders in exchange for their Company Common Stock shall consist of cash and Acquiror Common Stock, to be determined as follows:





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                 (1)      the aggregate amount of Consideration that shall be
                 payable to Company shareholders, including the ESOP, in cash (the "Cash Amount") shall be no greater than 40% of the aggregate value of all of the Consideration to be issued or paid in connection with the Merger;

                 (2) the total number of shares of Acquiror Common Stock to be issued in connection with the Merger (the "Stock Amount") shall be that number of whole shares of Acquiror Common Stock that has an aggregate value, valuing such stock at the Acquiror Average Stock Price for this purpose, at least equal to 60.0%, of the aggregate value of all of the Consideration to be issued or paid in connection with the Merger;

                 (3) the calculation of the aggregate amount of Consideration, the Cash Amount and the Stock Amount shall be made by Acquiror. The relative percentages that the Cash Amount (i.e. 0% to 40.0%) and the Stock Amount (i.e. 60.0% to 100%) bear to the aggregate amount of Consideration to be issued or paid in connection with the Merger shall be determined as follows:

                      (i) The aggregate value of the Cash Amount shall be 40.0% or less of the aggregate amount of Consideration and shall be determined by multiplying the Per Share Cash Distribution by the number of Cash Election Shares and No Election Shares converted to a right to receive the Per Share Cash Distribution;

                      (ii) The aggregate value of the Stock Election Shares, valuing each such Stock Election Share as the product of the Acquiror Average Stock Price multiplied by the Per Share Stock Distribution, shall be 60.0% or more of the aggregate value of all of the Consideration to be issued or paid in connection with the Merger, with the Stock Amount being equal to the number of whole shares of Acquiror Common Stock to be issued or paid in connection with the Merger; and

                 (g) Within five business days after the Effective Time, the Exchange Agent shall effectuate the allocation among holders of the Company Common Stock of the right to receive the Cash Election Shares and/or the Stock Election Shares in the Merger in accordance with the Election Form as follows:

                          (i) if the number of shares of Acquiror Common Stock that would be issued upon conversion in the Merger of the Stock Election Shares is less than the Stock Amount, then

                                           (A)  all shares of Company Common
                                           Stock electing Stock Election Shares
                                           will be converted into the right to
                                           receive the Per Share Stock
                                           Distribution,

                                           (B)  subject to Section 3.02(d), the
                                           Exchange Agent will select first
                                           from among the No Election Shares,
                                           by random selection, and then (if
                                           necessary) from among the Cash
                                           Election Shares, pro rata in
                                           accordance with the number of shares
                                           of Company Common Stock beneficially
                                           owned by each Company shareholder
                                           and designated as Cash Election
                                           Shares ("Stock Designee Shares"), in
                                           each case subject to the requirement
                                           for issuance pursuant to Section
                                           3.06(b) of at least 50 shares of
                                           Acquiror Common Stock to each
                                           recipient thereof, such that the
                                           number of Stock Designee Shares
                                           will, when added to the number of
                                           Stock Election Shares, equal the
                                           minimum Stock Amount percentage, and
                                           the appropriate number of Stock
                                           Designee Shares will be converted
                                           into the right to receive the Per
                                           Share Stock Distribution (provided,
                                           however, that no particular holder
                                           of Cash Election Shares will be
                                           required to designate all or a
                                           portion of his, her or its Cash
                                           Election Shares as Stock Designee
                                           Shares if such designation would
                                           threaten satisfaction of any of the
                                           conditions to the consummation of
                                           the Merger set forth in Article
                                           Seven of the Agreement), and





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                                           (C)  Cash Election Shares and the No
                                           Election Shares not designated Stock
                                           Designee Shares will be converted
                                           into the right to receive the Per
                                           Share Cash Distribution; or

                          (ii) if the number of shares of Acquiror Common Stock that would be issued upon conversion of the Stock Election Shares is equal to or greater than the Stock Amount, then all shares of Company Common Stock electing Stock Election Shares will be converted into the right to receive the Per Share Stock Distribution and all Cash Election Shares and No Election Shares will be converted into the right to receive the Per Share Cash Distribution.

                 (h) The random selection process to be used by the Exchange Agent to select among the No Election Shares shall be as the Exchange Agent deems equitable, or as may be mutually determined by the Company and Acquiror and as shall be further described in the Election Form. The pro rata process to be used by the Exchange Agent to designate Stock Designee Shares in order to reach the Stock Amount shall be based on the proportion that the number of Cash Election Shares beneficially owned by each Company shareholder, bears to the total number of Cash Election Shares (excluding Dissenting Shares).

                 (i) The extent to which elections by holders of Company Common Stock will be accommodated will depend upon the respective number of shares of Company Common Stock electing cash or stock (or making no election). Accordingly, a holder of shares of Company Common Stock who elects cash, or a combination of cash and shares of Acquiror Common Stock, may instead receive just shares of Acquiror Common Stock, or a combination of cash and shares of Acquiror Common Stock, or a different combination of cash and shares of Acquiror Common Stock. In addition, if so directed by the Acquiror, the Exchange Agent may alter the selection and pro rata process in order to ensure that all of the conditions to consummation of the Merger set forth in Article Seven of the Agreement may be complied with.

         3.03    Exchange Procedures.

                  (a) At the Effective Time, there shall be issued the Stock Amount and the amount of cash payable in the Merger ("Exchange Fund"). Upon completion of the allocation procedures described above, Acquiror shall, if necessary, issue to the Exchange Agent any additional shares of Acquiror Common Stock in exchange for cash or issue to the Exchange Agent any additional cash in exchange for Acquiror Common Stock.

                 (b) After the Effective Time, each previous holder of a certificate that, prior to the Effective Time, represented the Company Common Stock ("Certificate") that prior thereto surrendered or thereafter surrenders such a Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Acquiror Common Stock and/or the amount of cash into which the Certificate surrendered shall have been converted pursuant to this Agreement and, if such holder's Company Common Stock has been converted into Acquiror Common Stock, any other distribution theretofore declared and not yet paid with respect to the Acquiror Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Acquiror Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. No dividends or other distributions payable after the Effective Time with respect to Acquiror Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall duly surrender such Certificate in accordance with this Article Three. After the surrender of a Certificate in accordance with this Article Three, the record holder thereof shall be entitled to receive any dividends or other distributions, with any interest thereon, which became payable with respect to the shares of Acquiror Common Stock represented by such Certificate after the Effective Time but on or before the time of such surrender. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Acquiror Common Stock into which his or her Company Common Stock shall have been converted.





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                 (c)      The Exchange Agent shall accept such certificates
         upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Each outstanding certificate that, prior to the Effective Time, represented Company Common Stock shall, except as otherwise provided in this Agreement and until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the consideration into which such Company Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of the Company of certificates representing Company Common Stock, and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of the consideration provided therefor in this Agreement. No dividends declared will be remitted to any person entitled to receive Acquiror Common Stock under this Agreement until such person surrenders the certificate or certificates representing Company Common Stock, at which time such dividends shall be remitted to such person, without interest and less any taxes that may have been imposed thereon. Neither the Exchange Agent, Acquiror nor the Company shall be liable to any holder of Company Common Stock for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Acquiror and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock, Acquiror and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                 (d) If any certificate representing shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                 (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time, including dividends received pursuant to section 3.03(b) and any interest paid on the Exchange Fund, shall be remitted back to Acquiror. Any shareholders of the Company who have not theretofore complied with this Article Three shall thereafter look only to Acquiror for payment for their shares of Company Common Stock. Notwithstanding the foregoing, neither the Acquiror, the Company, the Exchange Agent, or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                 (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such person of a bond in such amount as Acquiror may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Acquiror Common Stock or cash and cash in lieu of fractional shares and unpaid dividends and distributions on Acquiror Common Stock deliverable in respect thereof pursuant to this Agreement.

         3.04 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Acquiror Common Stock shall be issued in the Merger. Each holder of shares of Company Common Stock who otherwise would have been entitled to a fraction of a share of Acquiror Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Acquiror Average Stock Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

         3.05    Dissenting Shares.

                 (a) "Dissenting Shares" means any shares held by any holder who becomes entitled to payment of the fair value of such shares under the WBCL. Any holder of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of the WBCL; provided, however, that if, in accordance with the WBCL, any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive cash and/or Acquiror Common Stock in accordance with the applicable provisions of this Agreement. If such holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to such payment after the Effective Time, such shares of Company Common Stock of such holder shall be converted on a share by share basis into the right to receive the Per Share Cash Distribution and/or the Per Share Stock Distribution as the Acquiror shall determine.

                 (b) The Company shall give Acquiror prompt notice of any written objections to the Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments received by the Company pursuant to the WBCL, and the opportunity to direct all negotiations and proceedings with respect to such demands under the WBCL. The Company shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of Acquiror, settle or offer to settle any such demands.

         3.06 Withholding Rights. Acquiror shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Acquiror is required under the Code or any provision of state, local or foreign tax law to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Acquiror.

         3.07    Options.

         (a) The Acquiror shall, as of the Closing Date, convert the outstanding and unexercised options granted by the Company for the purchase of shares of Company Common Stock, whether or not the option is then exercisable under the terms of the Reliance Bancshares, Inc. 1997 Stock Option Plan (the "Option Plan"), into cash in an amount equal to the excess of the Per Share Cash Distribution over the exercise price of such option, multiplied by the number of shares subject to such option, and such cash, net of any amount that must be withheld for federal, state or local tax purposes, shall be paid to the holder of such option within five (5) business days of the Closing Date, whereupon such option shall terminate; provided that any holder of outstanding and unexercised options granted by the Company to purchase Company Common Stock who, by reason of their employment or other status with the Acquiror or Acquiror-Bank after the Closing Date, would be eligible to participate in the Acquiror's stock option plan may, on or prior to the Election Deadline, notify Acquiror as to whether such holder elects to have his or her options converted into options to purchase shares of Acquiror Common Stock, rather than into cash, at an exercise price as determined below:

                 (i) The number of shares of Acquiror Common Stock to be subject to the converted option shall be equal to the number of shares of Company Common Stock subject to the original option multiplied by a fraction determined by application of Section 3.01(b)(2) provided that any fractional shares of Acquiror Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

                 (ii) The exercise price per share of Acquiror Common Stock under the converted option shall be equal to the exercise price per share of Company Common Stock under the original option divided by a fraction determined by application of Section 3.01(b)(2), provided that such exercise price shall be rounded up to the nearest cent.

                 (iii) The Acquiror agrees that a director of Reliance who becomes a member of the Advisory Board, as defined in Section 4.08 of the Agreement, shall be deemed an "Outside Director" under the terms of the Acquiror's option plan for purposes of being eligible to have any options to purchase shares of Company Common Stock which are converted, under (i) and (ii) above, into options for the purchase of Acquiror's Common Stock administered under the terms of Acquiror's plan.

         (b) The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with
Section 424(a) of the Code and is not intended as a modification of such option (as defined in section 424(h)(3) of the Code). The duration and other terms of the converted option shall be the same as the original option, except that all references to the Company shall be deemed to be references to Acquiror.

         (c) If Acquiror merges the Option Plan with its own option plan, each converted option shall be subject to the terms, benefits, rights and features of the Acquiror's option plan and the related agreement evidencing the grant of such option thereunder from and after the Closing Date.

         (d) All options which are issued and outstanding as of the date hereof under the terms of the Option Plan will become fully vested and exercisable as of the Closing Date.

         (e) The Surviving Corporation may, at its option, merge the Option Plan with its own plan or continue the Option Plan after the Effective Time provided that such merger or continuance shall not reduce the vesting credit earned by holders of converted options under the Option Plan prior to the Closing Date.

         3.08 Bank Merger. The Company and the Acquiror intend to take all action necessary and appropriate to cause, including causing the entering into of a merger agreement (the "Bank Merger Agreement"), pursuant to which the Acquiror-Bank and the Merging Bank shall merge immediately following the Merger or as soon as practicable thereafter with the Acquiror-Bank being the surviving bank ("Surviving Bank") thereof pursuant to the provisions of applicable law. At the effective time of the Bank Merger, the charter and by-laws of the Surviving Bank shall be the articles of association and by-laws of the Acquiror-Bank in effect immediately prior to the effective time of the Bank Merger. At the effective time of the Bank Merger, the directors and officers of the Surviving Bank shall be the directors and officers of the Acquiror-Bank immediately prior to the effective time of the Bank Merger, except that, provided the Surviving Bank can obtain all necessary regulatory approvals, one outside director of the Merging Bank, as selected by the Board of Directors of the Merging Bank, shall become a director of the Surviving Bank as soon as practicable after the effective date of the Bank Merger.


                                 ARTICLE IV

         4.01 Notices. All documents, notices, requests, demands and other communications that are required or permitted to be delivered or given under this Plan of Merger shall be in writing and shall be deemed to have been duly delivered or given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid:

                 (a)      if to the Company, to:
                                  Allan T. Bach
                                  President and Chief Executive Officer
                                  Reliance Bancshares, Inc.
                                  3140 South 27th Street
                                  Milwaukee, Wisconsin 53515
                          with a copy to:
                                  Christopher J. Zinski
                                  Schiff Hardin & Waite
                                  7300 Sears Tower
                                  Chicago, Illinois  60606

                 (b)      and if to Acquiror to:
                                  Thomas R. Perz
                                  President and Chief Executive Officer
                                  St. Francis Capital Corporation
                                  13400 Bishops Lane, Suite 350
                                  Brookfield, Wisconsin  53005-6203

                          with a copy to:
                                  W. Charles Jackson
                                  Michael Best & Friedrich
                                  100 East Wisconsin Avenue
                                  Milwaukee, Wisconsin  53202

or to such other person or address as a party hereto shall specify hereunder.

         4.02 Consummation of the Merger. Consummation of the Merger is conditioned upon the fulfillment or waiver of the conditions precedent set forth in Articles Seven, Eight and Nine of the Agreement.

         4.03 Counterparts. This Plan of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

         4.04 Governing Law. This Plan of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of Wisconsin.

         4.05 Amendment. Subject to applicable law, this Plan of Merger may be amended, modified or supplemented only by written agreement of Acquiror and the Company, by their respective officers thereunto duly authorized, at any time prior to the Effective Time.

         4.06 Waiver. Any of the terms or conditions of this Plan of Merger may be waived at any time by whichever of the Constituent Corporations is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such Constituent Corporation.

         4.07 Termination. This Plan of Merger shall terminate simultaneously upon the termination of the Agreement in accordance with Article Ten thereof. There shall be no liability on the part of any of the parties hereto (or any of their respective directors or officers) except as otherwise provided in the Agreement.

         IN WITNESS WHEREOF, each of the Constituent Corporations have caused this Plan of Merger to be executed on their behalf by their officers hereunto duly authorized all as of the date first above written.



ATTEST:                                   ST. FRANCIS CAPITAL CORPORATION




By:                                    By:
   -----------------------------          -------------------------------
                                          Thomas R. Perz
   -----------------------------          President and Chief Executive Officer





ATTEST:                                   RELIANCE BANCSHARES,INC.




By:                                    By:
   -----------------------------          -------------------------------
                                          Allan T. Bach
   -----------------------------          President and Chief Executive Officer